Term sheet no. 1 to
Prospectus dated May 30, 2006
Prospectus supplement dated May 30, 2006
Product supplement no. 1130-I dated May 16, 2008
Underlying supplement no. 1260 dated May 15, 2008
Registration Statement no. 333-134553
Dated May 19, 2008
Rule 433

Preliminary Terms and Conditions, May 19, 2008

Partial Protection Participation Notes

Linked to a Basket of Global Index Funds

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1130-I dated May 19, 2008, underlying supplement no. 1260 dated May 15, 2008, and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1130-I, underlying supplement no. 1260, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 1130-I, underlying supplement no. 1260, this term sheet and any other relevant terms supplement and the pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

The Partial Protection Participation Notes Linked to a Basket of Global Index Funds (the “Notes”) are designed for investors who seek partially protected risk and potentially enhanced returns, from the Pricing Date to the Valuation Date, on a diversified basket of index funds (the “Basket”). Investments (like the Notes) that are partially protected against market declines can help reduce portfolio risk while maintaining enhanced participation in equities. The Basket, which consists of the SPDR Trust, Series 1, the iShares® MSCI EAFE Index Fund and the iShares® Russell 2000 Index Fund also allow investors the opportunity for diversification. Investors should be willing to forgo interest and dividend payments during the term of the Notes and, if the Basket declines by more than 10%, be willing to lose some (up to 90%) of their principal.

Issuer:	Lehman Brothers Holdings Inc. (A+, A1, AA-)†

Issue Size:	$[TBD]

Pricing Date:	June [2], 2008‡

Settlement Date:	June [5], 2008‡

Valuation Date:	June [2], 2010‡††

Maturity Date:	June [5], 2010‡††

Term:	2 years

Basket:	The Notes are linked to a basket consisting of the following three Index Funds (each, a “Basket Index Fund” and, collectively, the “Basket Index Funds”):

Basket Index Fund	Bloomberg Ticker	Initial Share Price*	Basket Index Weighting
SPDR Trust, Series 1	SPY	[TBD]	45.00%
iShares® MSCI EAFE Index Fund	EFA	[TBD]	40.00%
iShares® Russell 2000 Index Fund	IWM	[TBD]	15.00%
*	The Initial Share Price for each Basket Index Fund will equal the closing price per share of such Basket Index Fund on the Pricing Date, divided by the Share Adjustment Factor.

Underlying Indices:	With respect to the SPDR Trust, Series 1, the S&P 500® Index, with respect to the iShares® MSCI EAFE Index Fund, the MSCI EAFE Index® and with respect to the iShares® Russell 2000 Index Fund, the Russell 2000® Index.

Partial Protection Amount:	10%

Participation Rate:	100% - 110%. The actual Participation Rate will be determined on the Pricing Date.

No Interest Payments:	There will be no interest payment during the term of the Notes.

Payment at Maturity (per $1,000):

If the Basket Return is positive, you will receive a cash payment that provides you with a return on your investment equal to the product of the Basket Return and the Participation Rate. Accordingly, if the Basket Return is positive, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return × Participation Rate)]

If the Basket Return is negative or zero, but its absolute value does not exceed the Partial Protection Amount, your principal will be fully protected. Accordingly, if the Basket Return is less than or equal to zero and greater than or equal to -10%, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

If the Basket Return is negative, and its absolute value exceeds the Partial Protection Amount, your investment will have downside exposure to any decline in the Basket beyond the Partial Protection Amount. If the Basket Return is negative and the absolute value of the Basket Return is greater than 10%, you will lose 1% per $1,000 principal amount Note for every 1% that the Basket Ending Level declines beyond 10% from the Basket Starting Level. Accordingly, if the Basket Return is negative and the absolute value of the Basket Return is greater than 10%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return + 10%)]

You will lose some (up to 90%) of your investment at maturity if the Basket Return is negative and the absolute value of the Basket Return exceeds the Partial Protection Amount.

Basket Return:	Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 1,000 on the Pricing Date.

Basket Ending Level:

The Basket closing level on the Valuation Date. On the Valuation Date, the Basket closing level will be calculated as follows:

Basket Starting Level × [1+ (SPDR Trust, Series 1 Return × 45%) + (iShares® MSCI EAFE Index Fund Return × 40%) + (iShares® Russell 2000 Index Fund Return × 15%)]

The “SPDR Trust, Series 1 Return,” the “iShares® MSCI EAFE Index Fund Return” and the “iShares® Russell 2000 Index Fund Return” are the performances of the respective Basket Index Funds, expressed as percentages, from the respective Basket Index Fund closing price on the Pricing Date to the respective Basket Index Fund closing price on the Valuation Date.

Share Adjustment Factor:	For each Basket Index Fund, 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes—Anti-dilution Adjustments” in the accompanying product supplement no. 1130-I for further information about these adjustments.

Denominations:	$1,000 per Note and integral multiples of $1,000 in excess thereof

Minimum Investment:	$10,000

CUSIP:	[TBD]

ISIN:	[TBD]

‡	Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1130-I.

Investing in the Partial Protection Participation Notes Linked to a Basket of Global Index Funds involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 1130-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1260 and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1130-I, underlying supplement no. 1260 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Us
Per Note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)

The price to the public includes the cost, if any, of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees of up to approximately $15.00 per $1,000 principal amount, or 1.50%, and may use any or all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

May 19, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 1130-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1260 (which describes each of the Basket Index Funds, as defined herein, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1130-I, underlying supplement no. 1260, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 1130-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1130-I and “Risk Factors” in the accompanying underlying supplement no. 1260, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 1130-I dated May 19, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508118187/d424b2.htm

—	Underlying supplement no. 1260 dated May 15, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508116525/d424b2.htm

—	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

—	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

—

Uncapped Appreciation Potential: The Notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by a Participation Rate in the range of 100% to 110% (the actual Participation Rate will be determined on the Pricing Date). The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by whether, and to the extent, the Basket Return is positive. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

—

Limited Protection Against Loss: Payment at maturity of the full principal amount of the Notes is protected only against a decline in the Basket Ending Level of up to 10% from the Basket Starting Level. If the Basket Ending Level represents a decline of more than 10% from the Basket Starting Level, for every 1% decline of the Basket beyond 10%, you will lose an amount equal to 1% of the principal amount of your Notes. YOU MUST BE WILLING TO LOSE UP TO 90% OF YOUR PRINCIPAL IF THE BASKET ENDING LEVEL IS BELOW THE BASKET STARTING LEVEL BY MORE THAN THE PARTIAL PROTECTION AMOUNT.

—

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a Note as a cash-settled financial contract for U.S. federal income tax purposes.

Potential Application of the Constructive Ownership Rules. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company. Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the United States holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, settlement or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, settlement or maturity of the Note).

Although the matter is not clear, there exists a substantial risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income. Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code (as described above). It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1130-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1130-I.

Selected Risk Fact ors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Index Funds, any of the stocks underlying the Basket Index Funds or any of the stocks included in the Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1130-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1260. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

—

Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal at maturity. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to a decline in the Basket Ending Level beyond the 10% protection as compared to the Basket Starting Level. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL IF THE LEVEL OF THE BASKET DECLINES.

—

Changes in the Price per Share of the Basket Index Funds May Offset Each Other: The Notes are linked to a basket composed of three Basket Index Funds which are not equally weighted. At a time when the price per share of one or more Basket Index Funds increases, the price per share of one or more of the other Basket Index Funds may not increase as much or may decline. One consequence of such un-equal weighting is that a percentage change in a Basket Index Fund with a higher weighting would have a greater effect on the Basket Ending Level than the same percentage change in a Basket Index with a lower weighting. Therefore, in calculating the Basket Ending Level, increases in the price per share of one or more of the Basket Index Funds may be moderated, or more than offset, by lesser increases or declines in the price per share of one or more of the other Basket Index Funds.

—

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks held by the Basket Index Funds or stocks included in the Underlying Indices would have.

—

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

—

No Ownership Rights in the Basket Index Funds: As a holder of the Notes, you will not have any ownership interest or rights in the Basket Index Funds or in the stocks held by the Basket Index Funds or in the stocks included in the Underlying Indices, such as voting rights, dividend payments or other distributions.

—

Differences Between the Basket Index Funds and their Respective Underlying Indices: The Basket Index Funds may not fully replicate their respective Underlying Indices, may hold securities not included in such Underlying Indices and will reflect transaction costs and fees that are not included in the calculation of such Underlying Indices, all of which may lead to a lack of correlation between the Basket Index Funds and their related Underlying Indices. In addition, because the shares of the Basket Index Funds are traded on the relevant exchange and are subject to market supply and investor demand, the market price per share of the Basket Index Funds may differ from the net asset value per share of the Basket Index Funds.

—

We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the Basket Index Funds and the Underlying Indices: We are one of the companies whose stock is held by the SPDR Trust, Series 1 and who make up the S&P 500® Index, but we are not associated with any of the other companies whose stock is held by the SPDR Trust, Series 1 or who make up the S&P 500® Index or any of the other Underlying Indices. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Underlying Indices or your Notes. None of the money you pay us will go to any of the other companies represented in the Underlying Indices, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

—

An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities Markets: The iShares® MSCI EAFE Index Fund contains stocks that have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

—

Dealer Incentives: We and our affiliates act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of up to $15.00 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

—

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us, and your ability to sell or trade the Notes in the secondary market may be limited.

—

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

—

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the Basket.

—

A Market Disruption Event on a Day that Would Otherwise be a Valuation Date Will Delay Settlement of the Notes: If a market disruption event occurs on a day that would otherwise be a Valuation Date, settlement of the Notes will be delayed, depending on the circumstances surrounding the market disruption event, for up to 8 trading days following the Maturity Date.

—

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 1130-I.

—

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

—

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain adjustment events affecting the Basket Index Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Index Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

—

You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket, the Basket Index Funds, the stocks held by the Basket Index Funds or the stocks included in the Underlying Indices. These views are sometimes communicated to clients that are active participants in the equity markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the Notes and are subject to change. In connection with your purchase of the Notes, you should investigate the equity markets and not rely on views that may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Basket, the Basket Index Funds or the stocks included in the Underlying Indices.

—	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

—

The Closing Prices of the Basket Index Funds on the Valuation Date May be Below the Closing Prices of the Basket Index Funds at the Maturity Date or at Other Times During the Term of the Notes: Because the Basket Ending Level is calculated based on the closing prices of the Basket Index Funds on the Valuation Date and not on the Maturity Date or any other date during the term of the Notes, significant volatility in the closing prices of the Basket Index Funds at or around the time of the Valuation Date could materially affect the Payment at Maturity. For example, a significant decline in the closing prices of the Basket Index Funds on the Valuation Date would result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the closing prices of the Basket Index Funds on any date or dates subsequent to the Valuation Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested in the stocks held by the Basket Index Funds or the stocks included in the Underlying Indices or contracts relating to the Basket Index Funds, the stocks held by the Basket Index Funds or the stocks included in the Underlying Indices, for which there is an active secondary market, the value of which could be realized on any date or dates other than, or in addition to, the Valuation Date.

Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount on the Notes at their maturity, for a hypothetical range of performances of the Basket for Basket Returns from -100% to 100%. It reflects a Basket Starting Level of 1,000 and a Partial Protection Amount of 10% and assumes a Participation Rate of 105% (the midpoint of the range of 100% to 110%). The actual Participation Rate will be set on the Pricing Date. The hypothetical examples assume the Share Adjustment Factor for each Basket Index Fund remains constant at 1.0. The hypothetical payments at maturity set forth below are for illustrative purposes only any may not represent the actual Payment at Maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Basket Return	Hypothetical Basket Ending Level	Hypothetical Payment at Maturity per $1,000 Note	Hypothetical Total Rate of Return	Hypothetical Annualized Pre-Tax Rate of Return
-100%	0.00	$100.00	-90.00%	-68.38%
-75%	250.00	$350.00	-65.00%	-40.84%
-50%	500.00	$600.00	-40.00%	-22.54%
-45%	550.00	$650.00	-35.00%	-19.38%
-40%	600.00	$700.00	-30.00%	-16.33%
-35%	650.00	$750.00	-25.00%	-13.40%
-30%	700.00	$800.00	-20.00%	-10.56%
-25%	750.00	$850.00	-15.00%	-7.80%
-20%	800.00	$900.00	-10.00%	-5.13%
-15%	850.00	$950.00	-5.00%	-2.53%
-10%	900.00	$1,000.00	0.00%	0.00%
-5%	950.00	$1,000.00	0.00%	0.00%
0%	1,000.00	$1,000.00	0.00%	0.00%
5%	1,050.00	$1,052.50	5.25%	2.59%
10%	1,100.00	$1,105.00	10.50%	5.12%
15%	1,150.00	$1,157.50	15.75%	7.59%
20%	1,200.00	$1,210.00	21.00%	10.00%
25%	1,250.00	$1,262.50	26.25%	12.36%
30%	1,300.00	$1,315.00	31.50%	14.67%
35%	1,350.00	$1,367.50	36.75%	16.94%
40%	1,400.00	$1,420.00	42.00%	19.16%
45%	1,450.00	$1,472.50	47.25%	21.35%
50%	1,500.00	$1,525.00	52.50%	23.49%
75%	1,750.00	$1,787.50	78.75%	33.70%
100%	2,000.00	$2,050.00	105.00%	43.18%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Basket Starting Level of 1,000 to the Basket Ending Level of 1,200. Because the Basket Ending Level of 1,200 is above the Basket Starting Level of 1,000, investor receives a payment at maturity of $1,210.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (20% × 105%)] = $1,210.00

Example 2: The level of the Basket decreases from the Basket Starting Level of 1,000 to a Basket Ending Level of 950. Because the level of the Basket has declined from the Basket Starting Level of 100 and the percentage decline, 5%, does not exceed the Partial Protection Amount of 10%, the investor will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note.

Example 3: The level of the Basket decreases from the Basket Starting Level of 1,000 to a Basket Ending Level of 700. Because the level of the Basket has declined from the Basket Starting Level of 1000 and the percentage decline, 30%, exceeds the Partial Protection Amount of 10%, the investor will receive a payment at maturity of $800.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-30% + 10%)] = $800.00

Historical Information

The following graphs set forth the daily historical closing prices of each Basket Index Fund May 13, 2003 through May 13, 2008. The closing price of the SPDR Trust, Series 1 on May 13, 2008 was $140.48. The closing price iShares® MSCI EAFE Index Fund on May 13, 2008 was $76.38. The closing price of the iShares® Russell 2000 Index Fund on May 13, 2008 was $73.49.

We obtained the various Basket Index Fund closing prices below from Bloomberg Financial Markets, and, accordingly, make no representation or warranty as to their accuracy or completeness. The historical prices of the Basket Index Funds should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Basket Index Fund on the Valuation Date. We cannot give you assurance that the performance of the Basket Index Funds will result in a Payment at Maturity in excess of 10% (the Partial Protection Amount) of your principal amount.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and the Lehman Brothers Inc. has agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the Notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the Notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

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